EX – 99.(d)(7)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of January, 2004 by and between Mercantile Funds, Inc. (the “Company”) and Mercantile Capital Advisors, Inc., the Investment Advisor and the Administrator to the Company (“Mercantile”), with respect to the following:

WHEREAS, Mercantile serves as the Company’s Investment Advisor and Administrator pursuant to an Addendum to the Company’s Investment Advisory Agreement dated January 30, 2004, and an Amendment to the Company’s Administration Agreement dated January 30, 2004 (the “Agreements”).

NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	Mercantile agrees to waive its fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Company’s series or classes set forth on Exhibit A, as may be amended from time to time, (each a “Fund”) do not exceed the percentage of average daily net assets set forth on Exhibit A for from the date of this contract through May 31, 2005(the “Initial Period”) and thereafter as set forth in Item 2. For the purposes of this Expense Limitation Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by Mercantile, including investment advisory and administration fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs; (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of a Fund or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

2.	This Agreement, after the Initial Period shall continue in effect as to each Fund for successive 12 month periods from such Fund’s fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company. Upon the termination of any of the Agreements, this Expense Limitation Agreement shall automatically terminate with respect to the affected Fund.

3.	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the “1940 Act”) shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Expense Limitation Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

MERCANTILE FUNDS, INC.

/s/ Cornelia H. McKenna
By: Cornelia H. McKenna
Title: Vice President

MERCANTILE CAPITAL ADVISORS, INC.

/s/ John J. Pileggi
By: John J. Pileggi
Title: President

Exhibit A

Fund	Ordinary Fund Operating Expenses (as a percentage of average Fund daily net assets)

Dow Jones 100 U.S. Portfolio Fund	Institutional Shares	Service Class Shares
	0.80%	1.30%